June 11, 1998



Paradigm Medical Industries, Inc.
1127 West 2300 South, Suite A
Salt Lake City, Utah 84119

     Re:  Form SB-2 Registration Statement

Ladies and Gentlemen:

     We have acted as your counsel in connection with the registration on a Form SB-2 Registration Statement (the "Registration Statement") of (i) an aggregate of 1,000,000 shares of common stock, $.001 par value (the "Common Stock") issuable upon the exercise of 1,000,000 Class A Warrants (the "Class A Warrants") which were issued in connection with the Company's public offering in July 1996; (ii) an aggregate of 200,000 shares of Common Stock issuable upon the exercise of 200,000 warrants issued to Kenneth Jerome & Company, Inc. (the "Underwriter's Warrants"); (iii) an aggregate of 291,000 shares of Common Stock issuable upon the exercise of 291,000 warrants issued to Win Capital Corporation (the "Win Warrants"); (iv) an aggregate of 207,500 shares of Common Stock issuable upon the exercise of 207,500 warrants issued to certain investors participating in the Company's Bridge Financing (the "Note Holders' Warrants"); and (v) an aggregate of 25,000 shares of common stock issuable upon the exercise of 25,000 warrants issued to Mackey Price & Williams (the "Attorney's Warrants"). The shares of Common Stock underlying the Class A Warrants, the Underwriter's Warrants, the Note Holders' Warrants and the Attorney's Warrants were previously registered by a Form SB-2 Registration Statement, No. 333-2496, effective as of July 10, 1996. The Company is further registering for resale 1,713,142 shares of Common Stock issuable upon conversion of its Series C Convertible Preferred Stock (the "Series C Preferred Stock") and 75,000 shares of Common Stock issuable upon conversion of a 12% Convertible, Redeemable Promissory Note (the "Note").

     In such connection, we have examined certain corporate records and proceedings of the Company, including the proceedings taken in connection with the authorization and issuance of the securities described above, including the shares of Common Stock issuable upon the conversion of the Class A Warrants, the Underwriter's Warrants, the Note Holders' Warrants, the Attorney's Warrants and the Win Capital Warrants and the resale of the shares of Common Stock issuable upon the conversion of the Series C Preferred Stock and the Note (hereinafter collectively referred to as the "Securities") and such other investigation as we deemed necessary. Based upon the foregoing, we are of the opinion that when sold or registered as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

     We hereby consent to being named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as issuer's counsel and the attorneys who will pass upon legal matters in connection with the issuance or registration of the Securities, and to the filing of this opinion as an Exhibit to the Registration Statement.

                                   Very truly yours,


                                   Mackey Price & Williams